                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                            REEBOK INTERNATIONAL LTD.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      Massachusetts                         04-2678061
     ---------------------------------------------      -------------------
     (STATE OR OTHER JURISDICTION OF INCORPORATION)       (IRS EMPLOYER
                                                        IDENTIFICATION NO.)

                  1895 J.W. Foster Boulevard, Canton, MA 02021
               ---------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM
RELATES:
     (IF APPLICABLE)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


           TITLE OF EACH                  NAME OF EACH EXCHANGE ON WHICH EACH
     CLASS TO BE SO REGISTERED                  CLASS IS TO BE REGISTERED
-----------------------------------       -----------------------------------


   Common Stock Purchase Rights                 New York Stock Exchange


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
                                ----------------
                                (TITLE OF CLASS)

ITEM 1 OF FORM 8-A AND THE SUMMARY OF COMMON STOCK PURCHASE RIGHTS ATTACHED AS EXHIBIT B TO THE COMMON STOCK RIGHTS AGREEMENT WHICH IS AN EXHIBIT TO THE FORM 8-A ARE HEREBY AMENDED AS FOLLOWS:

         The following is hereby added before the last paragraph of each of the above:

         As of June 5, 2000, the Company and the Rights Agent entered into Amendment No. 5 to the Rights Agreement ("Amendment No. 5"), which amends the Rights Agreement in several respects, as described below.

         First, Amendment No. 5 alters the threshold acquisition percentage for triggering the Rights. Under the Rights Agreement, with certain exceptions, the acquisition by purchase or by tender or exchange offer of a certain percentage of the outstanding shares of the then outstanding shares of Common Stock will trigger the Rights. Amendment No. 5 increases this threshold percentage from 10% to 15%.

         Second, Amendment No. 5 extends the terms of the Rights Agreement by changing the Expiration Date from June 14, 2000 to June 14, 2010.

         Third, Amendment No. 5 permits the Board of Directors to redeem the Rights at any time prior to the earlier of Distribution Date or the Expiration Date. Prior to Amendment No. 5, the Rights Agreement allowed redemption at any time prior to the Expiration Date.

         Finally, Amendment No. 5 implements a TIDE Committee which consists of independent directors who will review and evaluate the Rights Agreement at least every three years to consider whether its maintenance continues to be in the best interests of the Company, its stockholders and any other constituencies of the Company.

ITEM 2.           EXHIBITS

         Item 2 of the Form 8-A is hereby amended by adding the following item to the Exhibit Index:

         Amendment No. 5 to the Rights Agreement dated as of June 5, 2000 between the Company and American Stock Transfer & Trust Company, as Rights Agent.

         A copy of Amendment No. 5 to the Rights Agreement is attached as an exhibit to this Form 8-A/A.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                                  REEBOK INTERNATIONAL LTD.



Date: June 6, 2000                                By: /s/ David A. Pace
                                                     ---------------------------
                                                  Name:  David A. Pace
                                                  Title: Vice President, General
                                                         Counsel and Clerk

                                  EXHIBIT INDEX


         The following designated exhibit is filed herewith:

                                                                SEQUENTIALLY
                                                                NUMBERED PAGE


1.       Amendment No. 5 to the Rights                                5
         Agreement dated as of June 5, 2000
         between the Company and American
         Stock Transfer & Trust Company, as
         Rights Agent.